Exhibit 4.23

EXECUTION VERSION

Letter of Undertaking

To: Alibaba (China) Technology Co., Ltd. (阿里巴巴(中国)网络技术有限公司) (“You or Your Company”)

From: Zhejiang BEST Technology Co., Ltd. (浙江百世技术有限公司) (“We or Our Company”)

Date: August 19, 2021

WHEREAS (1) Your Company,  as a Lender, executed with BEST Logistics Technology (China) Co., Ltd., as a Borrower (“Borrower”), a Facility Agreement on August 19, 2021 under which the Lender shall provide a loan of RMB600,000,000 for the Borrower (“Facility Agreement”), and (2) as a condition precedent under the Facility Agreement, we shall make undertakings hereunder. Therefore, we hereby issue this Letter of Undertaking to you, and undertake as follows:

1.

We shall ensure that any cash considerations (net of any tax) received by Our Company or other members in our Group through selling our or their shares in BEST Express (the entities listed in Schedule I to the Facility Agreement) (“Consideration for Sale of BEST Express”) shall be first used to pay any debt of the Borrower under the Facility Agreement before the Borrower’s debts thereunder are discharged irrevocably in full;

2.

Before the Borrower’s debts are discharged irrevocably in full, we shall ensure that Our Company and other members in our Group shall not use the Consideration for Sale of BEST Express for any purpose not specified in paragraph 1 above without prior written consent of Your Company.

This Letter of Undertaking shall not constitute any warranty or guaranty made to you.

This Letter of Undertaking shall come into effect on the effective date hereof when authorized signatory of the Company sign hereon and affix our company seal hereto. This Letter of Undertaking shall not be canceled or amended without written approvals of the Parties.

Your Company shall be entitled to claim against us for any financial losses you sustain due to our violation of undertakings hereunder, including direct losses and indirect losses.

We acknowledge that this Letter of Undertaking shall constitute a Finance Document as defined in the Facility Agreement, and that breach hereof shall constitute an event of default thereunder.

Unless otherwise agreed herein or the context otherwise indicates, any term used herein shall have the same meaning as that defined or incorporated by reference in the Facility Agreement.

This Letter of Undertaking shall be governed by and construed in accordance with PRC laws. Any dispute arising out of or in connection with this Agreement shall be submitted to the court with jurisdiction in the place of your registered address.

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[Signature Page to the Letter of Undertaking]

Undertaking made by

Zhejiang BEST Technology Co., Ltd. (浙江百世技术有限公司) (seal)

By:	/s/ Shao-Ning Johnny Chou